Board of Directors
Pretoria Resources Two, Inc.
4392 Enchantment Cove Lane
Charlotte NC 28216

Dear Ms. Carroll:

I am the holder of a Demand Promissory Note in the amount of $15,000 issued by Pretoria Resources Two, Inc. on August 1, 2007. For good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I am canceling the Promissory Note and forgiving all amounts of principal and interest due to me by Pretoria under the Promissory Note.

I can not locate the original Promissory Note but I am attaching a copy of the Note that I have marked "VOID" and initialed by me.

Gail Davis

Dated: November 14, 2013